Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS HIGHER FIRST QUARTER EARNINGS Stamford, May 10, 2006 Patriot National Bancorp, Inc. ( NASDAQ Small Cap “PNBK”) the parent of Patriot National Bank, reported net income for the quarter ended March 31, 2006 of $399,000 ($0.12 diluted income per share) representing an increase of 39% over the net income of $287,000 ($0.11 diluted income per share) reported for the quarter ended March 31, 2005. The increase in net income was the result of strong growth in loans and deposits, an improving net interest margin, and continued good credit quality.

As a result of the growth in the balance sheet and a significantly higher net interest margin net interest income increased 35% from $3,415,000 for the quarter ended March 31, 2005 to $4,611,000 for the quarter ended March 31, 2006. Continued strong loan demand was primarily responsible for increasing the net interest margin 44 basis points from 3.43% in the first quarter of 2005 to 3.87% for the quarter ended March 31, 2006. The higher level of net interest income was partially offset by the provision for loan losses that increased from $260,000 for the quarter ended March 31, 2005 to $573,000 for the quarter ended March 31, 2006 as a result of the dramatic increase in the loan portfolio.

Noninterest income decreased by 11% to $630,000 for the quarter ended March 31, 2006 as a result of a drop in mortgage brokerage referral fees due to lower volumes in a rising interest rate environment. Noninterest expenses were $4,039,000 for the quarter ended March 31, 2006 representing an increase of 19% over the same period in the prior year. Salaries and benefits and occupancy costs were higher due to additional personnel, higher levels of sales and incentive compensation, increased branch and loan production office locations and costs associated with additional space for the lending and credit administration functions.

Total assets at March 31, 2006 of $508 million represent an increase of 8% from December 31, 2005 and an increase of 23% from March 31, 2005 when total assets were $414 million. Total loans increased 12% during the quarter ended March 31, 2006 to end the period at $408 million. Compared to March 31, 2005 total loans increased $114 million or 39%. Loan quality remains strong. The $4.5 million in non-accruing loans at March 31, 2006 consist of three loans that are well collateralized and in the process of collection. Total deposits of $444 million at March 31, 2006 increased 6% during the most recent quarter and were 21% higher than the total of $366 million at March 31, 2005.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that he was very pleased with the continued strong growth that the Bank has been able to achieve during a difficult operating environment for the banking industry. The dramatic increase in the loan portfolio, while adhering to stringent underwriting guidelines, has been particularly gratifying. Mr. Howell stated that the strong increase in the net interest margin was the result of higher yielding interest earning assets and the fact that the Bank had been well positioned for a rising interest rate environment. Patriot remains focused on executing its long term plan of developing a high quality community banking and financial services organization committed to providing excellent service to its customers. Patriot continues to identify quality markets with strong potential for future branch expansion and has signed leases for three new locations. A branch in Milford, Connecticut is scheduled to open in the third quarter of 2006, followed by two branches that will open in Fairfield, Connecticut. Patriot National Bank is headquartered in Stamford, Connecticut and currently has ten full service branches in Stamford, Darien, Greenwich, Norwalk, Old Greenwich, Southport and Wilton, Connecticut. Patriot National Bank also has loan production offices in Stamford, Connecticut and New York City and Melville, New York.

Quarter Ended March 31	2006	2005
Net interest income	$ 4,611	$ 3,415
Non-interest income	630	711
Non-interest expense	4,039	3,383
Provision for loan losses	573	260
Income before taxes	630	482
Assets at period end	507,658	413,665

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management's beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management's control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot's Annual Report on Form 10-KSB for the year ended December 31, 2005.